Filed pursuant to Rule 424(b)(3)
Registration No. 333-236418

Prospectus supplement

(To the prospectus dated February 13, 2020 and

prospectus supplements dated February 14, 2020 and October 27, 2020)

Up to $500,000,000 shares

Common stock

The paragraph under the caption “Legal Matters” on page S-9 of the Prospectus Supplement dated February 14, 2020 is hereby amended to read as follows:

Certain legal matters will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois and by McGuireWoods LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the Sales Agents by Morrison & Foerster LLP, Washington, District of Columbia.

The date of this prospectus supplement is April 28, 2021.